
+--------+                                                                            +---------------------------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION              |       OMB APPROVAL        |
+--------+                               WASHINGTON, D.C. 20549                       |---------------------------|
[_] Check this box if                                                                 |CMB Number:       3235-0287|
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            |Expires:  September 30,1998|
    to Section 16.                                                                    |Estimated average burden   |
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities          |hours per response......0.5|
    obligations may           Exchange Act of 1934, Section 17(a) of the              +---------------------------+
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

     Gerdes                      Larry                                G.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    3353 Peachtree Road, Suite 1000
--------------------------------------------------------------------------------
                                   (Street)

    Atlanta,                        GA                           30325
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Transcend Services, Inc. (TRCR)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   ###-##-####
                                                                  --------------

4.  Statement for Month/Year    December 1997
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [x] Director    [x] Officer             [x] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                        Chief Executive Officer
           ---------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable Line)

    x  Form filed by One Reporting Person
    --

       Form filed by More than One Reporting Person
    --

    ----------------------------------------------------------------------------


TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         12/08/97     M              100,000.000    A       $1.938      777,849,000          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         93,600,000          I            by Spouse
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         94,155,000          I            by Daughter
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                      3,500,001,000          I            by Partnership
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form filed by more than one reporting person, see Instruction 4(b)(v).
                                                                          Page 1
                                                              SEC 1474 (7-96)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)                          $3.750
-----------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right
to buy)                                 $1.938
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)                          $1.938       12/08/97              M                                      100,000.00
-----------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred
Stock                                   $3.375
-----------------------------------------------------------------------------------------------------------------------------



 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option                          Common
(right to buy)                         10/14/02     Stock    16,000.000                     16,000.000            D
-----------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right                       Common
to buy)                                05/26/03     Stock   206,396.000                    206,396.000            D
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option                          Common
(right to buy)                05/26/96 05/26/03     Stock   100,000.000                          0.000            D
-----------------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred                      Common
Stock                         11/14/97              Stock    88,888.000                     88,888.000            D
-----------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                               /s/ Larry G. Gerdes               1/12/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

                                                                          Page 2
                                                                 SEC 1474 (7-96)